Exhibit 8.2

May [    ], 2021

Opinion of Pillar Aught LLC

Board of Directors

GNB Financial Services, Inc.

32 West Market Street

P.O. Box 159

Gratz, Pennsylvania 17030

Ladies and Gentlemen:

We have been requested to provide this opinion concerning certain matters of United States federal income tax law in connection with the proposed merger (the “Merger”) pursuant to which GNB Financial Services, Inc., a Pennsylvania corporation (“GNB”), will merge with and into LINKBANCORP, Inc., a Pennsylvania corporation (“LINK”), pursuant to the Agreement and Plan of Merger, dated as of December 10, 2020, by and among LINK, LINKBANK, a Pennsylvania-chartered bank, GNB and The Gratz Bank, a Pennsylvania-chartered bank (the “Merger Agreement”). The Merger is further described in the Form S-4 Registration Statement to be filed by LINK with the Securities and Exchange Commission (the “Registration Statement”). This opinion is being provided solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission with respect to the Merger.

The Merger is structured, and will be completed, as a statutory merger of GNB with and into LINK, with LINK surviving the Merger, for the consideration payable to GNB shareholders as described in Article II of the Merger Agreement, all pursuant to the applicable laws of the Commonwealth of Pennsylvania.

We have acted as counsel to GNB in connection with the Merger. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the factual statements, representations and assumptions contained in the following documents (including all schedules and exhibits thereto):

1.	the Registration Statement;

2.	the Merger Agreement;

3.	the representations and certifications made to us by GNB and LINK; and

4.	such other instruments and documents related to GNB, LINK and their affiliated companies as we have deemed necessary or appropriate.

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In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1.

original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents and there has been (or will be by the Effective Time, as defined in the Merger Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2.

any factual representation or statement made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all factual statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant;

3.

the Merger will be consummated pursuant to the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the laws of the Commonwealth of Pennsylvania, and such other laws as may be applicable to the Merger; and

4.

each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger under the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations thereunder.

Based on the foregoing, and subject to the analysis, qualifications and assumptions set forth herein, we are of the opinion that, under present United States federal income tax law, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the United States federal income tax laws.

As you are aware, no ruling has been or will be requested from the Service concerning the United States federal income tax consequences of the Merger. In reviewing this tax opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing United States federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any factual aspect of any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

As stated above, this opinion is being delivered to the Board of Directors of GNB solely for the purpose of being included as an exhibit to the Registration Statement, and may not be relied upon by any other person or entity or used for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Sincerely,